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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                         Contact: Mark Kahil (713) 654-9506
December 19, 2002
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   STERLING CHEMICALS EMERGES FROM BANKRUPTCY WITH $60 MILLION IN NEW EQUITY

         Houston, Texas, December 19, 2002 --- Sterling Chemicals, Inc. and certain of its direct and indirect subsidiaries (collectively, "Sterling" or the "Company") today announced that they have successfully emerged from bankruptcy. At emergence, Sterling received a $60 million equity infusion, including $30 million from funds managed by Resurgence Asset Management L.L.C. ("Resurgence") in exchange for preferred stock and $30 million from a common stock rights offering underwritten by Resurgence. The rights offering closed on November 29, 2002.

         After deducting unpaid restructuring expenses, Sterling now has net debt of less than $20 million, down from approximately $1 billion when it filed for bankruptcy protection in July 2001. Sterling's new debt consists primarily of approximately $94 million of new senior secured notes issued under its plan of reorganization (the "Plan"). In addition to cash on hand exceeding $80 million, Sterling has obtained a $100 million revolving credit facility led by The CIT Group/Business Credit, Inc., which is undrawn except for outstanding letters of credit.

         At emergence, Sterling sold its pulp chemicals business to Superior Propane Inc. for a gross purchase price of US$375 million, which resulted in net cash proceeds of approximately US$358 million after debt retirement and payment of expenses and after giving effect to certain closing adjustments. In a separate transaction, Sterling disposed of its acrylic fibers business for nominal consideration in accordance with the Plan.

         As previously reported, the Plan was confirmed by the United States Bankruptcy Court for the Southern District of Texas on November 20, 2002 with the approval of an overwhelming majority of its voting creditors. The reorganization cancelled all pre-bankruptcy debt and equity of Sterling. The Company has initiated the distribution, in accordance with the distribution procedures provided in the Plan, of (i) a combination of cash and new debt securities to the holders of Sterling's old senior secured bonds and (ii) a combination of new common stock and warrants to its unsecured creditors with allowed claims. Pre-bankruptcy preferred and common shareholders received no distribution under the Plan.

         Sterling also announced that its Board of Directors has been reconstituted in accordance with the Plan. The new directors include James B. Rubin, Robert T. Symington, Byron J. Haney, Marc S. Kirschner and Keith R. Whittaker, all of Resurgence; Ronald A. Rittenmeyer, Chairman, CEO and President of Safety-Kleen, Incorporated; and John Gildea, a Managing Director and Principal of Gildea Management Company. Continuing as directors are David G. Elkins and Richard K. Crump, Co-CEOs of Sterling.

         Commenting on the emergence, Mr. Elkins, stated, "We are very pleased with the outcome of our restructuring process. Our new capital structure is designed to support the company over the long-term, including during recurring cyclical downturns in the markets for our petrochemicals products. We believe the steps we have taken to strengthen our balance sheet and improve liquidity have put Sterling on solid footing for the future. This achievement is a testament to the hard work and dedication of the great team at


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Sterling. We are gratified that our new investors and business partners were able to come together to support our business. We are also very appreciative of the support provided by our customers, suppliers and employees during this critical time. Finally, we are grateful for the support of the members of our outgoing board of directors."

         Mr. Crump stated, "With the reorganization completed, all of us at Sterling are looking forward to turning our full attention to enhancing profitability. We have a world-class manufacturing facility and a dedicated, proven workforce. We are well-positioned to implement our business strategy and to become a much stronger competitor in the petrochemicals industry. We are committed to maintaining a strong capital structure as well as continuing to improve our cost structure and our reliability as a supplier of goods and services to our customers and business partners. Our management team and employees are excited by the opportunity to be a part of the new Sterling."

         Paul G. Vanderhoven, Sterling's Chief Financial Officer, said, "We have significantly improved our balance sheet, liquidity and capital resources. We have substantial flexibility in planning for, or reacting to, chemical market disruptions, changes in the petrochemicals industry, the economy and the financial markets. The $60 million equity investment, combined with the $80 million in cash we retained from the sale of our pulp chemicals business, has given us a positive cash balance of more than $80 million. This, together with our new revolving credit facility, provides us with over $100 million of liquidity and represents a significant base of financial stability going forward."

         As a result of the sale of its pulp chemicals business and acrylic fibers business under the Plan, Sterling's business operations will focus on manufacturing and distributing petrochemicals from its facilities at Texas City, Texas. Concurrent with its emergence, Sterling adopted the principles of fresh-start accounting, which for financial purposes creates a new entity and adjusts all historical assets and liabilities to their respective fair values. Sterling also has elected to change its fiscal year end from September 30 to December 31, starting in 2003. As a consequence of the foregoing, Sterling's financial results for periods subsequent to emergence from bankruptcy generally will not be comparable to its financial results for the same periods prior to that date.

         This press release may be deemed to contain certain forward-looking statements with respect to Sterling that are subject to risks and uncertainties that include, but are not limited to, those identified in Sterling's Disclosure Statement relating to the Plan or in Sterling's Securities and Exchange Commission filings, including Sterling's Annual Report on Form 10-K. Actual results may vary materially. Sterling assumes no obligation to update the information contained in this press release.

         Copies of the Plan and Sterling's Disclosure and most recent annual Report on Form 10-K are posted on, or may be accessed through, Sterling's website at www.sterlingchemicals.com.

         Based in White Plains, New York, Resurgence is a leading global private investment firm with approximately $1.3 billion in assets under management.



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